UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2009

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	90-0416683
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Bayside Technology Center 46531 Fremont Blvd. Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
*    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

sf-2670455

Item 1.01.  Entry into a Material Definitive Agreement.

On April 3, 2009, WaferGen Bio-systems, Inc. (the “Company”) and the Company’s subsidiary, WaferGen Bio-systems (M) Sdn. Bhd. (the “Malaysian Subsidiary”), entered into a subscription agreement with Prima Mahawangsa Sdn. Bhd. and Expedient Equity Ventures Sdn. Bhd. (the “Investors”) pursuant to which the Malaysian Subsidiary has agreed to sell 666,666 shares of Series B redeemable convertible preference shares to the Investors in a private placement at a price of US$2.25 per share.  The aggregate purchase price for the preferred shares is US$1.5 million.  The closing of the private placement is expected to occur by the end of April 2009.  The closing is subject to certain conditions and there can be no assurance that the closing will occur in a timely manner, if at all.  The proceeds from the private placement will be used to support the high-volume manufacturing of the Company’s SmartChip™ System.

The preferred shares will have a liquidation preference over the Malaysian Subsidiary’s ordinary shares in an amount equal to the purchase price of the preferred shares, plus any accrued but unpaid dividends.  The Malaysian subsidiary is not obligated to declare or pay dividends on the preferred shares.  Holders of the preferred shares generally will not have voting rights, except as required under Malaysian law.  The Malaysian Subsidiary also will be required to obtain the consent of the holders of at least a majority of the outstanding preferred shares prior to taking certain actions.  Each preferred share will be convertible into ordinary shares of the Malaysian Subsidiary at the option of the holder at any time based on the applicable conversion rate at such time.

The holders of the preferred shares shall have the right, at any time after December 31, 2011, to cause the Malaysian subsidiary to redeem the preferred shares at a price equal to the purchase price of the preferred shares, plus a redemption premium of 20% per annum.  The holders of the preferred shares also will have certain put rights  with respect to their shares as follows: (1) the holders will have the right to cause the Company to exchange their preferred shares for common stock of the Company at an effective exchange rate of US$2.25 per share of common stock, provided that if during the 10-day trading period immediately prior to the holder’s conversion notice the average closing price of the Company’s common stock is less than US$2.647, then the holder’s preferred shares shall convert at an exchange rate equal to 85% of such 10-day average closing price; (2) the holders will have the right to cause the Company to purchase all of the preferred shares at a price of US$2.25 per share, plus interest at a rate of 8% per annum with yearly rests, if (x) there is a breach of the subscription agreement by the Company or the Malaysian Subsidiary or (y) during the year 2011, the price of the Company’s stock is below US$2.25 or the holder is unable to exercise its put as described in clause (1) above as a result of any breach or default of the subscription agreement by the Company and (3) the holders will have the right until December 31, 2010, subject to certain exceptions, to put to Alnoor Shivji, the Company’s Chairman, Chief Executive Officer and President, their preferred shares for US$5.625 per share in cash upon the occurrence of certain events, including (x) the transfer by Mr. Shivji, in one or more transactions, of more than 2,603,425 shares of common stock of the Company beneficially held by him to one or more persons, other than his affiliates or relatives, or (y) Mr. Shivji’s voluntary resignation from the board of directors of the Company if such resignation is not approved by, or is not pursuant to a restructuring of the Company or the Malaysian Subsidiary approved by, holders of a majority of the outstanding preferred shares at the time of such resignation.  In connection with the closing of the private placement, the Malaysian Subsidiary will provide the investors who purchased the Malaysian Subsidiary’s Series A redeemable convertible preference shares in May 2008, with rights and privileges with respect to their Series A preference shares that are consistent with the rights of the holders of the Series B preference share as described above.

The foregoing summary of the terms of the subscription agreement, the preferred shares and the put rights do not purport to be complete and are qualified in their entirety by the subscription agreement and the forms of the put agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

The Company issued a press release on April 14, 2009 regarding the private placement described in Item 1.01 above. The full text of the press release is furnished hereto as Exhibit 99.1.

sf-2670455

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits.

Ex. No.	Description
10.1           Share Subscription Agreement dated April 3, 2009, by and among WaferGen Bio-systems, Inc.,WaferGen Biosystems (M) Sdn. Bhd., Primar Mahawangsa Sdn. Bhd. and Expedient Equity Ventures SdnBhd.

10.2            Form of Put Agreement by and among WaferGen Bio-systems, Inc., Primar Mahawangsa Sdn. Bhd. and Expedient Equity Ventures Sdn Bhd.

10.3           Form of Put Agreement by and among Alnoor Shivji, Primar Mahawangsa Sdn. Bhd. and Expedient EquityVentures Sdn. Bhd.

99.1           Press release issued on April 14, 2009 by WaferGen Bio-systems, Inc.

sf-2670455

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: April 14, 2009	By:	/s/ Amjad Huda
Amjad Huda
Chief Financial Officer